Exhibit 99.1

Contact: Ken Plonski (Media Inquiries)
239-498-8691
kenplonski@wcicommunities.com

Steve Zenker (Investor Inquiries)
239-498-8066
tevezenker@wcicommunities.com

For Immediate Release

WCI Communities Acquires Renaissance Housing
Corporation and Enters Mid-Atlantic Market

     Bonita Springs, FL (Feb. 17, 2005) — WCI Communities, Inc. (NYSE:WCI) today announced its acquisition of Renaissance Housing Corporation, a luxury home builder and high-rise tower developer based in Reston, Virginia. Renaissance operates in the Washington, D.C. metropolitan area. The price and terms of the acquisition were not disclosed.

     WCI President Jerry Starkey said the acquisition is consistent with the company’s strategy to expand beyond Florida and into new regions of the country to serve the primary/move-up, retirement and second home/luxury markets. “During the last five years, the Washington, D.C. metropolitan area has been one of the strongest housing markets in the United States with new home prices increasing 86% over this period,” Starkey said. “It is particularly unique to find a homebuilder in this region that serves our target markets and is actively engaged in the high-rise tower business. The opportunity to expand our traditional homebuilding and tower business in this vibrant market is particularly appealing,” he added.

     Renaissance is actively marketing executive, estate and town homes in eight metropolitan locations and plans to introduce up to four new communities this year. The company recently completed a 12-story condominium containing 298 units in Reston, Virginia, and has plans to begin marketing two additional luxury towers before the end of the year.

     Starkey said that Renaissance’s management team, led by President Albert “Sonny” Small, Jr., has a deep understanding of the region’s housing markets. “Sonny is a third-generation builder with strong ties to the local business community and homebuilding industry,” Starkey said. “He will continue to direct the company’s operation and expansion as President of WCI’s Mid-Atlantic division. As I came to understand the company’s processes, disciplines and controls, and extremely high quality product, I was not surprised to learn that Renaissance was named “America’s Best Builder” in 1999, by Builder Magazine and the National Association of Homebuilders. Everything about Sonny and his team reads quality,” Starkey said.

     The demographics of Renaissance’s customer base are well aligned with that of WCI. Over the last several years, Renaissance has averaged over 100 home sales annually with an average price of more than $1 million. “Renaissance understands the nuances of serving an affluent customer and in that regard, our business strategies and corporate cultures are well aligned to achieve further growth in the mid-Atlantic market,” Starkey said.

     With this transaction, WCI has acquired a three-to-four year supply of traditional homebuilding lots and two tower sites that provide an excellent platform for growth over the next few years. Additional land purchases in the mid-Atlantic market are also planned for 2005 as well. The company believes the transaction could add up to five cents per share to its 2005 earnings, and up to 30 to 40 cents per share in 2006. Renaissance Housing Corporation was founded in 1984 by Sonny Small, Jr., and had revenue of $131.1 million and net income of $7.3 million on 137 closings in 2004.

     “We are very excited about the opportunity to become a part of WCI,” Small said. “WCI has a great reputation for serving luxury buyers, which will only strengthen our position in the market. We are also eager to expand our high-rise operations in a market that is poised for tremendous growth. Our companies and our management teams are a great fit and we all look forward to a very prosperous future,” he said.

Conference Call

     WCI will conduct a conference call on Friday Feb. 18 at 8:30 am EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 3652920. The replay will also be available on the company’s website.

About WCI
WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

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For more information about WCI and its residential communities visit
www.wcicommunities.com

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, collection of receivables and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.